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                                                                      Exhibit 12

Circus and Eldorado Joint Venture
Computation of Ratio of Earnings to Fixed Charges
(amounts in thousands)

                                                                                                                      Three Months
                                                                                                                    Ended March 31,
                                                                 Fiscal Years Ended December 31,                      (Unaudited)
                                                 ---------------------------------------------------------------   -----------------
                                                      1997        1998        1999         2000          2001         2001    2002
                                                      ----        ----        ----         ----          ----         ----    ----
Net income before extraordinary item and
     cumulative effect of change in
     accounting principle                              9,715       9,949      16,083        21,770        21,447       1,851   3,546

Fixed Charges:
     Interest Expense                                 20,998      18,584      16,172        15,473        12,860       4,784   2,634
     Rentals representing an interest factor
     (1/3 of operating rental expense)                   193         127         125           161           183          43      44
                                                 ---------------------------------------------------------------   -----------------

Earnings as defined                                   30,906      28,660      32,380        37,404        34,490       6,678   6,224
                                                 ===============================================================   =================

Fixed Charges:
     Interest Expense                                 20,998      18,584      16,172        15,473        12,860       4,784   2,634
     Rentals representing an interest factor
     (1/3 of operating rental expense)                   193         127         125           161           183          43      44
                                                 ---------------------------------------------------------------   -----------------

Fixed charges as defined                              21,191      18,711      16,297        15,634        13,043       4,827   2,678
                                                 ===============================================================   =================

Ratio of Earnings to Fixed Charges                       1.5         1.5         2.0           2.4           2.6         1.4     2.3
                                                 ===============================================================   =================
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